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                                                                   EXHIBIT 10.38

                      SUPPLEMENTAL BENEFIT RETIREMENT PLAN

                                       OF

                           LIN TELEVISION CORPORATION

                            AND SUBSIDIARY COMPANIES

              (As Amended and Restated Effective December 21, 2004)

                                     Purpose

      Section 415 of the Internal Revenue Code (the "Code"), as amended by the Employee Retirement Income Security Act of 1974 (the "Act") and the Tax Equity and Fiscal Responsibility Act of 1982 ("TEFRA"), imposes certain dollar limitations on the annual retirement benefit payable to an individual after December 31, 1982, under qualified pension plans such as the LIN Television Corporation Retirement Plan (the "Retirement Plan"). Also, effective January 1, 1989, Section 401(a) (17) of the Code, as amended by the Tax Reform Act of 1986 ("TRA-86") limits the amount of annual compensation that may be taken into account under the Retirement Plan for any year to $200,000, as adjusted by the Secretary of the Treasury to reflect increases in the cost of living. LIN Television Corporation ("LIN") has amended the Retirement Plan to conform to the benefit and compensation limitations of the Code, the Act, TEFRA and TRA-86, and such amendments (the "Limitations Amendments") will reduce the benefits that certain employees and former employees (and their beneficiaries) of LIN and any other Employer (as such term is defined in the Retirement Plan) would otherwise be entitled to

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receive under the Retirement Plan. In addition, compensation considered under the Retirement Plan is further limited in that it does not include amounts deferred under the LIN Television Corporation Deferred Compensation Plan (the "Deferred Compensation Plan") either when such amounts are earned or are received. LIN and any other employees (and their beneficiaries) shall receive retirement benefits in the same amounts they would have received under the Retirement Plan if compensation deferred under the Deferred Compensation Plan is included as part of a participant's compensation in the plan year in which it would have been received had it not been deferred and were it not for the Limitation Amendments.

                             Section 1: Definitions

      (a) "Employee" means any person who at any time before the termination of this Supplemental Benefit Retirement Plan (the "Plan") of LIN Television Corporation and Subsidiary Companies was an employee of LIN or any other Employer, which shall have adopted this Plan, and while so employed was a participant in the Retirement Plan.

      (b) "Beneficiary" means any person or entity other than the Employee who is entitled to receive benefits under the Retirement Plan based on the participation in the Retirement Plan by the Employee.

      (c) "Successor" means (i) the person specified, in a written designation delivered to the administrative committee of the Retirement Plan, or such other person or entity as LIN shall designate, by an Employee or Beneficiary becoming entitled to receive payments under Section 2 below, as the person to whom any unpaid portion of such payments should be made in the event

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of the death of such Employee or Beneficiary or (ii) in the absence of such designation or in the event of the prior death of the person so designated, the estate of such Employee or Beneficiary.

                               Section 2: Benefits

      (a) LIN will pay or cause to be paid to each Employee or his beneficiary, as the case may be, who is entitled to receive payments under the Retirement Plan, an amount which is equivalent to the excess (if any) of (i) the amount such Employee or Beneficiary would have been entitled to receive under the Retirement Plan for each calendar year, determined as if compensation as defined in Article I of the Retirement Plan included any amounts deferred under the Deferred Compensation Plan in the plan year in which such amounts would have been received if they were not deferred pursuant to the Deferred Compensation Plan and taking into account all the provisions of the Retirement Plan as are from time to time in effect and applicable to the Employee or Beneficiary except the Limitation Amendments, over (ii) the amount such Employee or Beneficiary is entitled to receive under the Retirement Plan for such year taking into account the Limitation Amendments. Payments hereunder shall be made at approximately the same times as payments are made to the Employee or Beneficiary under the Retirement Plan, except as provided in Section 2(b) below.

      (b) If an Employee or Beneficiary is entitled to a benefit pursuant to
Section 2(a) hereof, LIN shall in its sole discretion determine whether to pay such Employee or Beneficiary either (i) a single lump sum, actuarially equivalent to the lump-sum amount payable under section 2(a) hereof, based on such tables and interest rates as may be adopted from time to time for the purpose of computing such actuarial equivalencies under the Retirement Plan, or
(ii) a series of

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payments in one of the forms of payment permitted under Article VII of the
Retirement Plan, or such other form as may be selected by LIN, with the payments under the selected form having an aggregate value actuarially equivalent to such lump-sum amount payable under section 2(a) hereof. LIN shall determine the times at which such payments shall be made, but they shall commence not later than one year after the commencement of benefits under the Retirement Plan and shall thereafter be made at least annually and over the same period that such payments would be made if they were paid under the Retirement Plan. If the Employee or Beneficiary dies before all such payments have been made, the remainder thereof shall be paid to his or her Successor. Notwithstanding the foregoing, on request of the Employee or Beneficiary, or, if no longer living, his or her Successor, LIN may, in its sole discretion, accelerate the remaining unpaid portion of such payments into one or more payments having, in the aggregate, an equivalent actuarial value, based on such tables and interest rates as may be adopted from time to time for the purpose of computing such actuarial equivalencies under the Retirement Plan.

                            Section 3: Miscellaneous

      (a) LIN shall be under only a contractual obligation to make the payments to the Employee, Beneficiary or Successor referred to herein when due, and the amounts of such payments shall not be held in trust for the Employee, Beneficiary or Successor.

      (b) Nothing contained herein shall confer any right on an Employee to be continued in the employ of LIN or any other Employer, or shall affect the right of the Employee to participate in and receive benefits under and in accordance with any pension, profit-sharing, incentive compensation or other benefit plan or program of LIN or any other Employer.

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      (c) This Plan shall continue in force with respect to any Employee until the termination of the right of such Employee or his Beneficiary to receive benefits under the Retirement Plan, or, if later, the completion of any payments due under Section 2(b) hereof, and shall be binding upon any successor to substantially all the assets of LIN. LIN may, however, at any time, amend the Plan to provide that no additional benefits shall accrue with respect to any Employee under the Plan; provided, however, that no such amendment shall deprive any Employee, Beneficiary or Successor of any benefit that accrued under the Plan prior to such amendment. LIN may also, at any time, amend this Plan retroactively or otherwise if and to the extent that such action is deemed appropriate in light of government regulations or other legal requirements.

      (d) No right or interest of an Employee, Beneficiary or Successor under this Plan shall be subject to voluntary or involuntary alienation, assignment or transfer of any kind.

      (e) The administration of the Plan shall be the responsibility of the administrative committee of the Retirement Plan, or such other person or entity, as LIN shall designate. Decisions of such administrator of the Plan shall be final and binding upon each Employer that shall have adopted this Plan, Employees of such Employers and the Beneficiaries and Successors of such Employees or Beneficiaries.

      (f) If any payment to be made under this Plan is to be made on account of an Employee who was employed by an Employer that shall have adopted this Plan, other than LIN, the cost of such payment shall be borne in such proportions, as LIN and such Employer shall agree.

      (g) This Plan shall be construed, regulated and administered for all purposes according to the laws of the State of New York and the United States.

      (h) This Plan was effective as of January 1, 1983, and the effective date of this restatement shall be December 21, 2004.

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                                  AMENDMENT TO

                      SUPPLEMENTAL BENEFIT RETIREMENT PLAN
                          OF LIN TELEVISION CORPORATION
                            AND SUBSIDIARY COMPANIES

      1. The plan listed above (the "Plan"), shall be operated and administered in accordance with a reasonable interpretation of section 409A of the Internal Revenue Code of 1986 (the "Code") and section 885 of the American Jobs Creation Act of 2004 (the "AJCA"), including any regulations or other guidance of general applicability interpreting Code section 409A or the AJCA, effective with respect to amounts deferred after December 31, 2004.

      2. To the extent that any provision of the Plan is inconsistent with the restrictions imposed by Code section 409A or the AJCA (including, but not limited to, restrictions on the timing of elections, the time or form of distributions, the acceleration of benefits, or the events that will constitute a substantial risk of forfeiture), that provision shall be deemed to be amended to the extent necessary to bring it into compliance with Code section 409A and the AJCA.

      3. The purpose of this amendment is to protect participants in the Plan against the substantial unanticipated tax liability that would result from the Plan's failure to comply with Code section 409A. Accordingly, to the extent that an amendment to any Plan requires the consent of an individual participant, each participant shall be deemed to have consented to the amendment unless the participant provides written notice of his objection within a reasonable period after being notified of the amendment.

      4. This amendment shall not affect any amounts that are deferred before January 1, 2005, within the meaning of Code section 409A and the AJCA, and no change shall be made in the administration of the Plan that would constitute a "material modification" of the Plan with respect to such amounts. Nothing in this amendment shall be construed to prevent LIN Television Corporation (the "Company") from amending any Plan at a later date to apply the restrictions set forth in Code section 409A to amounts deferred before January 1, 2005, or to prevent the Company from amending any Plan in a manner that constitutes a "material modification" of the Plan with respect to such amounts.

      5. This amendment shall remain in effect until the Plan are further amended in an instrument adopted or ratified by the Board of Directors of the Company (or by the Administrative Committee of the Company's retirement savings plan) to reflect the requirements of Code section 409A and the AJCA, as interpreted in regulations or other guidance issued by the Treasury Department or Internal Revenue Service.

December 21, 2004

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